Exhibit 5.1

200 Public Square, Suite 2300 Cleveland, Ohio 44114-2378 Phone: (216) 363-4500 Fax: (216) 363-4588

November 15, 2012

Board of Directors

Streamline Health Solutions, Inc.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

Gentlemen:

We have acted as counsel for Streamline Health Solutions, Inc., a Delaware corporation (the “Company”) in connection with the registration of 500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), which may be issued and sold under the Company’s 2005 Incentive Compensation Plan, as amended (the “Plan”), as set forth in the Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof.

You have requested our opinion in connection with the Company’s filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company’s Certificate of Incorporation, as amended as of the date hereof, the Company’s Bylaws, and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic, electronic or other copies, facsimiles or images.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

This opinion is being rendered to you as of today. The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company’s good standing under Delaware law. We have assumed the Company will remain in good standing as a Delaware corporation at all times when shares of Common Stock are issued.

On the basis of and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued by the Company in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP

BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP

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